December 17, 1998

BY HAND

Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado  80203

Attn:

Re:  Newmont Mining
     Corporation
     65,000 Shares of Common
     Stock
------------------------------

 Dear Sirs:

      We are familiar with the proceedings taken and proposed to be taken by Newmont Mining Corporation, a Delaware corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 65,000 shares of its common stock, $1.60 par value (the "Common Stock"), issuable pursuant to the Company's Directors' Stock Award Plan (the "Plan").

      We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

      Based on the foregoing, it is our opinion that the 65,000 shares of Common Stock referred to above have been duly authorized by the Company and, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                    Very truly yours,




                                    /s/ White & Case LLP
MSB:JMC